Exhibit 2.1

AMENDMENT TO AGREEMENT OF MERGER

This AMENDMENT TO AGREEMENT OF MERGER, dated as of November 13, 2022, 2022 (this “Amendment”), is entered into by and among Airobotics Ltd., an Israeli publicly traded company limited by shares (the “Company”), Ondas Holdings Inc., a Nevada corporation (“Parent”), and Talos Sub Ltd., an Israeli company and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement of Merger, dated August 4, 2022 (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement pursuant to Section 8.2 of the Merger Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Certain Definitions. Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

2.	Merger Agreement Amendment.

(a)	Section 7.1.2 of the Merger Agreement is hereby deleted and the following is inserted in its place:

“By either Parent or the Company, upon delivery of written notice to the other, if the Closing shall not have occurred on or before February 15, 2023 (the “Termination Date”); provided, however, that neither Parent nor the Company will be entitled to terminate this Agreement under this Section 7.1.2 if such Person’s material breach of or material failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;”

3.	References to and Effect on the Merger Agreement.

(a)	On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Merger Agreement, and each reference in the documents contemplated by the Merger Agreement to the “Merger Agreement”, “thereunder”, “thereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement after giving effect to this Amendment.

(b)	Except as specifically amended by this Amendment, the Merger Agreement and the other documents contemplated thereby shall remain in full force and effect and are hereby ratified and confirmed.

4.	Miscellaneous. Sections 8.1-8.9, 8.12-8.13, and 8.15 of the Merger Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

[Remainder of page intentionally left blank; signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

ONDAS HOLDINGS INC.

By:	/s/ Eric Brock
Name:	Eric A. Brock
Title:	Chief Executive Officer

MERGER SUB:

TALOS SUB LTD.

By:	/s/ Eric Brock
Name:	Eric A. Brock
Title:	Director

[Signature Page to Amendment to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

AIROBOTICS LTD.

By:	/s/ Meir Kliner, /s/ Yishay Curelaru
Name:	Meir Kliner, Yishay Curelaru
Title:	CEO, CFO

[Signature Page to Amendment to Merger Agreement]

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